Exhibit 10.4 -	Goldman Sachs Lending Partners Amended and Restated Backstop Commitment Letter

EXECUTION VERSION

LEE ENTERPRISES, INCORPORATED
201 N. Harrison St.
Davenport, IA 52801-1939

December 2, 2011

Goldman Sachs Lending Partners LLC
200 West Street
New York, NY 10282

Amended and Restated Backstop Commitment Letter

Ladies and Gentlemen:

Reference is made to that certain commitment letter dated as of September 8, 2011 (together with Schedule I and Exhibit A thereto, the “Prior Commitment Letter”) between us and you.  The parties hereto agree that this letter agreement (including the attached Schedule I and Exhibit A and Exhibit B hereto, collectively, this “Backstop Commitment Letter”) amends, restates, supersedes and replaces in its entirety the Prior Commitment Letter and on and after the date hereof the Prior Commitment Letter shall be terminated and be of no further force and effect.

Lee Enterprises, Incorporated (“Lee” or the “Company”) and the Company’s direct and indirect subsidiaries (collectively, the “Company Parties”, “we” or “us”) intend to effect a restructuring (as below, collectively, the “Restructuring”) of the Company Parties’ respective obligations under:

(i) the Amended and Restated Credit Agreement, dated as of December 21, 2005 (as amended, supplemented or otherwise modified from time to time, including, without limitation, by the Fourth Amendment thereto dated December 2, 2011, the “Credit Agreement”), among the Company, the lenders party thereto from time to time, Deutsche Bank Trust Company Americas, as administrative agent (the “Agent”), Deutsche Bank Securities Inc. (“DBSI”) and Suntrust Capital Markets, Inc., as joint lead arrangers, DBSI, as book running manager, Suntrust Bank, as syndication agent, and Bank of America, N.A., The Bank of New York and The Bank Of Tokyo-Mitsubishi, Ltd., Chicago Branch, as co-documentation agents; and

(ii) the Note Agreement dated as of May 1, 2000 (as amended, supplemented or otherwise modified from time to time, the “Note Agreement”) among St. Louis Post-Dispatch LLC as borrower and the noteholders party thereto from time to time, all on the terms as more fully set forth in:

(a) the Support Agreement, dated as of August 11, 2011 (including the Term Sheet referred to therein and attached thereto (the “Lee Term Sheet”), in each case as amended on the date hereof (such amendment, the “Lee SA Amendment”) and as it may be further amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Lee Support Agreement”) among the Company Parties and the Consenting Lenders referred to and defined therein, in the form attached hereto as Exhibit A1; and

1  Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Lee Support Agreement.

(b) the Support Agreement, dated as of December 2, 2011 (including the Term Sheet referred to therein and attached thereto (the “Pulitzer Term Sheet”), in each case as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Pulitzer Support Agreement”; and together with the Lee Support Agreement, the “Support Agreements” and each individually a “Support Agreement”), among the Company Parties, Star Publishing Company and the Consenting Noteholders referred to and defined therein, in the form attached hereto as Exhibit B.

In accordance with the terms of the Support Agreements, such Restructuring will be effectuated  through a prepackaged plan of reorganization for the Company Parties dated as of the date hereof (the “Plan”), with the Company Parties filing voluntary petitions (the date of such filing, the “Petition Date”) for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court” and the bankruptcy cases of the Company Parties, the “Bankruptcy Cases”).

In connection therewith, each Consenting Lender will be afforded an opportunity to convert a pro rata portion of its funded existing loans under the Credit Agreement (the “Existing Loans”), in an aggregate principal amount of up to $166,250,000 (but no less than $150,000,000 in aggregate for all Consenting Lenders (including the Backstop Parties)), into a ratable portion of (i) Second Lien Term Loans in an aggregate principal amount of up to $175,000,000 (but no less than $157,500,000 in the aggregate of all Second Lien Term Loans on the date on which the Plan and all Definitive Documentation has been consummated and become effective in accordance with the terms thereof (the “Closing Date”), ratably including original issue discount of up to approximately $8,750,000; and (ii) duly and validly issued fully paid and non-assessable Lee common stock (the “New Shares”)2 in an aggregate amount equal to 15% of all issued and outstanding common shares of Lee at the Closing Date, before giving effect to the closing.  For purposes of the foregoing, each Consenting Lender’s pro rata amount of Existing Loans shall be determined as of the date of its execution of the Lee Support Agreement, based on the amount listed in Schedule 2 to the Lee Support Agreement, subject to (x) reduction as a result of any sale, assignment or transfer of Existing Loans by such Consenting Lender thereafter but on or before the Closing Date to another Consenting Lender, and (y) increase as a result of any sale, assignment or transfer of Existing Loans by another Lender under (and as defined in) the Credit Agreement to such Consenting Lender thereafter but on or before the Closing Date.  The Company acknowledges and agrees that, as a condition to the obligations of the Backstop Party hereunder, the Second Lien Term Loans will, when issued, have a minimum aggregate outstanding principal balance (including original issue discount) of $157,500,000.

Subject to the terms, conditions and limitations set forth in this Backstop Commitment Letter, on the Closing Date, Goldman Sachs Lending Partners (the “Backstop Party” or “you”; and together with the other Initial Backstop Lenders listed in Schedule I hereto (collectively, the “Other Backstop Parties”), the “Backstop Parties”)3 hereby agrees, on a several basis (and not jointly with any Other Backstop Party), to convert as described immediately below all or a portion of its Existing Loans and, if necessary, pay Backstop Cash (as defined below) to the Company, in the aggregate amount set forth opposite “Maximum Backstop Commitment” under its name in Schedule I hereto (the “Backstop Commitment”).  Further, the Backstop Party hereby confirms and agrees that, as of the Closing Date, except to the extent of any commitment hereunder assigned as expressly permitted hereby it will own or control sufficient Existing Loans such that, after giving effect to the conversion thereof and the payment of the Backstop Cash (if

2	New Shares will be issued pursuant to an exemption under Section 1145 of the Bankruptcy Code.

3	Each of the undersigned hereto acknowledges that the Company and each Other Backstop Party (namely (i) Monarch Master Funding Ltd, (ii) Mutual Quest Fund, (iii) Mudrick
 Distressed Opportunity Fund Global, LP, and (iv) Blackwell Partners, LLC) are entering into a separate backstop commitment letter on substantially the same terms as set forth herein.

any), all as provided herein, it will be able to acquire Backstop Loans and New Shares (as defined above) in an amount not less than its Backstop Commitment.  The Backstop Party agrees to fully exercise its right as a Consenting Lender under the Lee Support Agreement, as described above, to convert its pro rata portion of its Existing Loans to the extent such Existing Loans constitute Claims of a Consenting Lender under the Lee Support Agreement (the outstanding principal amount of such pro rata portion of Existing Loans, the “Ratable Conversion Amount”) into a ratable portion of (i) Second Lien Term Loans (the “Ratable SLT Loans”) and (ii) New Shares (the “Ratable New Shares”). To the extent that any Consenting Lenders (other than the Backstop Parties) do not elect to convert their full pro rata portion of Existing Loans into Second Lien Term Loans and New Shares (such unsubscribed loans and shares, the “Remainder Loans and Shares”) in accordance with the terms of the Lee Support Agreement, or the Second Lien Term Loan Facility (such term used herein as defined in the Lee Term Sheet) is otherwise not fully utilized and subscribed for, the Backstop Party shall have the obligation to convert an additional portion of its Existing Loans into and/or pay Backstop Cash to the Company for, its ratable4 share of the Remainder Loans and Shares (together with the Ratable SLT Loans and Ratable New Shares, all as acquired or to be acquired by the Backstop Party, individually or collectively, the “Backstop Loans and Shares”), so that the Second Lien Term Loan Facility is fully utilized and subscribed for, subject to and in accordance with the Backstop Commitment of the Backstop Party and the respective Other Backstop Commitments (as defined below) of the Other Backstop Parties under the applicable Other Backstop Commitment Letters (as defined below), in each case as listed in Schedule I hereto or thereto.

In addition to the conversion of its Existing Loans, in accordance with the terms of the Lee Support Agreement, the Backstop Party may satisfy its obligations hereunder and each Other Backstop Party may satisfy its obligations under the applicable Other Backstop Commitment Letter in respect of the Backstop Loans and Shares by paying up to $10,000,000 in the aggregate (for all Backstop Parties) in cash to the Company (the “Backstop Cash”) in consideration for such Backstop Loans and Shares.  Notwithstanding anything herein to the contrary, without the consent of the Backstop Party, the sum of the Backstop Party’s Ratable Conversion Amount, the outstanding principal amount of the additional portion of its Existing Loans converted by the Backstop Party pursuant to the final sentence of the immediately preceding paragraph and the Backstop Cash, if any, paid by the Backstop Party (such sums, collectively, the “Conversion Amount”) shall not exceed the Backstop Party’s Backstop Commitment.

It is understood and agreed that this Backstop Commitment Letter shall not constitute or give rise to any obligation on the part of the Backstop Party or any of its affiliates to provide any financing, except as expressly provided herein.

We agree promptly to prepare and provide to the Backstop Party all information reasonably requested by any of the Backstop Parties with respect to any of the Company Parties.  We hereby represent and covenant that (i) all information contained in the Company’s SEC filings, (ii) all information provided by the Company to the Agent for posting on the “public” lender group Intralinks site and (iii) all information (other than information of a general economic nature) relating to the Restructuring that has been or is hereafter provided to the Backstop Party in writing by us or any of our legal or financial advisors (all information described in clauses (i), (ii) and (iii), collectively, the “Information”) is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.  Substantially contemporaneously with the effectiveness of this Backstop Commitment Letter, the Lee SA Amendment and the Pulitzer Support Agreement, the Company will make public disclosure of the

4 Calculated as the Backstop Party’s Minimum Allocation in proportion to the aggregate Minimum Allocations of all Backstop Parties.

material terms of the Restructuring (including as to any modification thereof since the date of the Prior Commitment Letter), and in the event that no agreement has been reached in relation to a restructuring of the Company’s funded debt, the Company will make public disclosure of such fact if and when the Company reaches such a conclusion (but in either event, the Company expects to make a public announcement no later than December 16, 2011).  In connection with the Second Lien Term Loan Facility, the Backstop Party will be entitled to use and rely upon the Information without responsibility for independent verification thereof.

On the basis of the representations and warranties contained herein, but subject to the conditions set forth herein, on the Closing Date (a) the Company agrees to, and to cause the applicable Company Parties to, enter into the Definitive Documentation described under (and as defined in) the Support Agreements (which Definitive Documentation shall be in the form included as exhibits to the Plan as of the date hereof, with any subsequent modifications to such Definitive Documentation being consistent with the terms of the Support Agreements and reasonably satisfactory to the Company and the Backstop Party) and issue and deliver the Backstop Loans and Shares to the Backstop Party on the Closing Date, (b) the Backstop Party agrees (subject to prior or substantially concurrent receipt of the Backstop Loans and Shares) to convert Existing Loans into, and, to the extent necessary, pay Backstop Cash for, the Backstop Loans and Shares, (c) payment of  Backstop Cash, if any, will be made by the Backstop Party to an account or accounts designated by the Company no later than 11:00 a.m. New York City time (subject to prior or substantially concurrent receipt of the Backstop Loans and Shares), (d) delivery of the Backstop Shares will be made by the Company to the account of the Backstop Party (or to such other accounts as it may designate) no later than 11:00 a.m. New York City time (subject to prior or substantially concurrent receipt of the Backstop Cash, if any, described in preceding clause (c)), (e) the New Shares will be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Company, and (f) the documents to be delivered by or on behalf of the parties hereto will be delivered at the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois 60603.

The Company hereby agrees to provide to the Backstop Party, by electronic transmission, no later than three (3) business days in advance of the Closing Date, a notice and certification by an executive officer of the Company (the “Conversion Notice”) of (i) the Conversion Amount and (ii) the amount of Backstop Loans and number of Backstop Shares that the Backstop Party shall receive on the Closing Date.  In the event the Backstop Party intends to pay to the Company any Backstop Cash in respect of the Conversion Amount, it hereby agrees to provide to the Company, within two (2) business days following its receipt of the Conversion Notice, written notice and confirmation of the amount of such Backstop Cash (the “Conversion Payment Notice”).

As consideration for the commitments of the Backstop Party hereunder and in consideration for the Backstop Party’s agreement to extend the maturity of those Existing Loans held by the Backstop Party that are not exchanged for Second Lien Term Loans (and in lieu of any Consent Fee otherwise payable to the Backstop Party under the Lee Support Agreement) and on the basis of the representations and warranties by the Backstop Party herein contained, we agree, jointly and severally, to pay or cause to be paid to the Backstop Party, nonrefundable cash commitment fees of (i) 0.50% of the positive difference between the aggregate principal amount of Existing Loans held by the Backstop Party on September 8, 2011 and such Backstop Party’s Minimum Allocation, such amount payable on September 8, 2011 (the “Effective Date Consent Fee”), (ii) 1.50% of the aggregate principal amount of Existing Loans held by the Backstop Party that are exchanged for Extended Loans minus the Effective Date Consent Fee, such amount payable on the Closing Date (the “Closing Date Consent Fee”), and (iii) 0.50% of the Backstop Party’s Maximum Backstop Commitment (under and as was defined in the Prior Commitment Letter) (the “Commitment Fee”), such amount payable on the Closing Date; provided, however, that if the amount of the Effective Date Consent Fee exceeds 1.50% of the aggregate principal amount of Existing Loans held by the Backstop Party that are exchanged for Extended Loans, such excess shall be credited against the Commitment Fee and shall result in a corresponding dollar-for-dollar reduction thereof.  The Effective Date Consent Fee, the Closing Date Consent Fee and the Commitment Fee shall be referred to collectively as the “Backstop Fees”.

The obligations of the Backstop Party to convert Existing Loans and, to the extent applicable, pay Backstop Cash, in the Conversion Amount pursuant to this Backstop Commitment Letter are subject to: (a) the Backstop Party not having discovered or otherwise becoming aware of any information not previously disclosed to or known by the Backstop Party (including pursuant to public filings by the Company with the U.S. Securities and Exchange Commission (“SEC”) prior to the date of the Prior Commitment Letter) that it reasonably believes to be adverse and materially inconsistent with its understanding, based on information provided to it or its advisors (including pursuant to such public filings) prior to the date of the Prior Commitment Letter, of the business, operations, assets, properties or financial condition of the Company and its direct and indirect subsidiaries, taken as a whole; (b) there not having occurred any event (including, without limitation, newly initiated litigation), development, change or condition not previously disclosed to or known to the Backstop Party (including pursuant to public filings by the Company with the U.S. Securities and Exchange Commission prior to the date hereof) that has had or could be reasonably expected to have a material adverse effect on the business, operations, assets, property, or financial condition of the Company and its direct and indirect subsidiaries, taken as a whole, since June 26, 2011 other than those which customarily occur as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code; (c) the negotiation, execution and delivery of all Definitive Documentation (which shall be in full force and effect on the Closing Date, substantially concurrently with the consummation of the transactions contemplated by this Backstop Commitment Letter, and no Company Party shall be in default thereunder and all conditions therein shall have been satisfied in full or waived in accordance with the terms thereof (it being acknowledged that the Definitive Documentation for the Second Lien Term Loan Facility will require the consent of all of the Backstop Parties in respect of any waiver of any condition thereof prior to the effectiveness thereof)), the terms of which shall be consistent with the Support Agreements and the Plan and otherwise reasonably satisfactory to the Backstop Party (including its counsel), and notwithstanding anything to the contrary in the Lee Support Agreement (including without limitation Section 7.12 thereof), the Pulitzer Support Agreement or otherwise, (I) the Definitive Documentation for the Second Lien Term Loan Facility (including, without limitation, the New Lee Intercreditor Agreement and the New PD LLC Intercreditor Agreement (each term as defined in the Plan)) shall be in either (x) the forms included as exhibits to the Plan as of the date hereof, with only such changes thereto following the date hereof as may be agreed by the Backstop Party in its sole discretion (or, solely with respect to any changes the sole purpose of which is to correct scrivener’s errors discovered after the date hereof that otherwise make the relevant language unintentionally materially inconsistent with the express terms of the Support Agreements, as may be agreed by the Backstop Party in its reasonable discretion) or (y) in the case of any such Definitive Documentation (including, without limitation, any ancillary or security documents) not included as exhibits to the Plan as of the date hereof (or any provisions of the Definitive Documentation described in preceding clause (x) that are expressly noted to be subject to subsequent modifications (including, without limitation, on the basis of disclosure schedules or similar information provided by the Company Parties after the date hereof)), in form and substance reasonably satisfactory to the Company and the Backstop Party and (II) all other Definitive Documentation shall be consistent with the Support Agreements and, to the extent included as exhibits to the Plan as of the date hereof, shall be in the form included in such exhibits to the Plan with only such changes, following the date hereof, as are in form and substance consistent with the Support Agreements and reasonably satisfactory to the Company and the Backstop Party; (d) the Company Parties’ compliance with the terms and conditions of this Backstop Commitment Letter in all material respects; (e) (I) the representations and warranties of the Company Parties in this Backstop Commitment Letter and the Support Agreements shall be true and correct in all material respects as if made on the Closing Date and there shall have been delivered to the

Backstop Party a certificate to such effect, dated as of the Closing Date, signed on behalf of the Company Parties by an officer of the Company, (II) the Backstop Party shall have received the Conversion Notice certifying as to the (x) Conversion Amount and (y) the amount of Backstop Loans and number of Backstop Shares, (III) the Effective Date of the Lee Support Agreement and the Effective Date of (and as defined in) the Pulitzer Support Agreement shall have occurred and the Backstop Party shall have received, in U.S. Dollars, (x) timely payment of all of the Backstop Fees, and (y) to the extent documentation therefor shall have been provided to the Company at least one Business Day prior to the Closing Date, the Transaction Expenses (as defined below), and (IV) the absence of (x) the payment of any fees (other than professional fees and expenses) by any Company Party to, or for the benefit of, any Lender under (and as defined in) the Credit Agreement (other than the Agent) in excess of the amounts disclosed to the Backstop Party on or prior to the date hereof or the amounts expressly set forth in the Support Agreements and (y) any amendment, modification or waiver to the Credit Agreement or Note Agreement after the date hereof that is not acceptable to the Backstop Party; (f) the (x) appointment of an administrative agent and a collateral agent for the Second Lien Lenders under the Second Lien Term Loan Facility, in each case reasonably acceptable to the Backstop Parties, (y) execution and delivery by the Company and such agent(s) of a fee agreement relating to the Second Lien Term Loan Facility, and (z) payment by or on behalf of the Company of all agency or other fees of each such agent(s) (in such capacity) due on or prior to the Closing Date; (g) the Company having delivered to the Backstop Party true and complete copies of all Definitive Documentation (other than any fee letters or engagement letters to the extent such disclosure is expressly prohibited by the confidentiality provisions thereof) and all other information reasonably requested by the Backstop Party which relates, directly or indirectly, to the transactions contemplated by the Support Agreements; (h) the closing date under the Revolving Credit Facility shall have occurred and all conditions precedent to the availability of Revolving Loans thereunder shall have been satisfied and the full amount thereof shall (to the extent not borrowed or utilized for outstanding letters of credit thereunder) be available for credit extensions, and such availability (when aggregated with unrestricted cash on hand of the Company) shall not on the Closing Date be less than $26.0 million, and notwithstanding any provision elsewhere to the contrary, the aggregate commitments under the Revolving Credit Facility shall not be less than $40.0 million; (i) after giving effect to the closing of the Restructuring on the Closing Date, no default or event of default under the First Lien Credit Facility, the Second Lien Term Loan Facility or the New PD LLC Notes or any other material indebtedness of the Company Parties shall have occurred and be continuing; (j) no judgment, injunction, decree or other order issued by a court of competent jurisdiction or other competent governmental or regulatory authority shall prohibit the substantial consummation of the material transactions contemplated by the Restructuring; (k) concurrently with or following the commencement of the Bankruptcy Cases, no order shall have been entered vacating the automatic stay so as to permit a secured party(s) to enforce its liens against a substantial portion of the Company Parties’ assets; (l) after giving effect to the closing of the Restructuring on the Closing Date, there shall be no outstanding indebtedness for borrowed money of the Company or any of its subsidiaries except the First Lien Credit Facility, the Second Lien Term Loan Facility, the New PD LLC Notes and other indebtedness to the extent expressly contemplated and permitted in Annex II to Exhibit A to the Lee Term Sheet; (m) the Restructuring and all other transactions contemplated by the Support Agreements and the Plan shall have been consummated or shall be consummated substantially concurrently with the consummation of the transactions contemplated by this Backstop Commitment Letter; (n) the Company shall have awarded to each of Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC Joint Lead Arranger and Joint Book Running Manager titles and roles under the Second Lien Term Loan Facility, and no other titles shall have been awarded in connection with the Second Lien Term Loan Facility without the prior consent of the Backstop Parties; (o) following commencement of the Bankruptcy Cases, (i) the Company shall have filed the Plan and the Disclosure Statement in forms agreed prior to the date hereof (and all references herein to such documents shall be construed as being to such documents in such forms), which forms shall be reasonably consistent in all material respects with the Support Agreements and otherwise reasonably satisfactory to the Backstop Party, and (ii) the Confirmation Order shall have been entered by the Bankruptcy Court and such order shall not have been appealed within fourteen (14) calendar days following entry or, if such order is appealed, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacatur, in whole or in part, of the Confirmation Order; (p) no amendments, consents, waivers or modifications to the Lee Support Agreement or the Pulitzer Support Agreement shall have been made following the date hereof without the prior written consent of the Backstop Party; (r) no amendments, consents, waivers or modifications shall have been made to the Plan following the date hereof without the prior written consent of the Backstop Party, except for any non-material modifications that may be approved by the Bankruptcy Court pursuant to Rule 3019(a) of the Federal Rules of Bankruptcy Procedure that (i) are consistent with the Support Agreements, (ii) do not affect in any way the treatment or terms of the Second Lien Term Loans or the New Shares, and (iii) have no economic impact on the Company Parties and the reorganized Company Parties; and (s) each of the Conditions to Effectiveness (as defined below) shall have been satisfied on or prior to the date hereof (all of the foregoing conditions (a) through (s), collectively, the “Backstop Party Conditions”).

Notwithstanding anything to the contrary herein, the obligations of the Backstop Party under this Backstop Commitment Letter shall only become effective upon the satisfaction of each of the following conditions: (a) each of the Company Parties and the Backstop Party executing and delivering signature pages to this Backstop Commitment Letter;  (b) each of the Pulitzer Support Agreement and the Lee SA Amendment, each in form and substance reasonably satisfactory to the Backstop Party, having become effective in accordance with their respective terms and their, together with the Lee Support Agreement as amended pursuant to the Lee SA Amendment, being in full force and effect; (c) an amendment to the Credit Agreement in the form attached as Appendix 4 to the Lee SA Amendment having become effective in accordance with its terms; (d) the Plan and all Definitive Documentation included as exhibits to the Plan (including, without limitation, the New First Lien Credit Agreement, the New Second Lien Term Loan Agreement, the New PD LLC Notes Agreement, the New Pulitzer Guaranty Agreement, the New Lee Intercreditor Agreement, the New PD LLC Intercreditor Agreement (each as defined in the Plan), and all collateral and ancillary documents related thereto) being in form and substance reasonably satisfactory to the Backstop Party; (e) the Other Backstop Parties having executed the Other Backstop Commitment Letters and all of the Other Backstop Commitment Letters being in full force and effect; (f) the Revolver Commitment Letter having been executed and delivered and being in full force and effect and, notwithstanding anything to the contrary contained in the Support Agreements or the Lee Term Sheet, providing for commitments in the aggregate amount of $40,000,000; and (g) the Backstop Party’s counsel receiving the payment of all reasonable fees and expenses incurred by such counsel through the date hereof (all of the foregoing conditions (a) through (g), collectively, the “Conditions to Effectiveness”).

We agree, jointly and severally, (a) to indemnify and hold harmless the Backstop Party and its officers, directors, employees, affiliates, advisors, agents and controlling persons (the “Indemnified Parties”) from and against any and all losses, claims, damages and liabilities to which any such Indemnified Party may become subject to arising out of or in connection with this Backstop Commitment Letter, the Prior Commitment Letter, the Support Agreements, the Second Lien Term Loan Facility, the use of any proceeds of Second Lien Term Loans, or any claim, litigation, investigation or proceeding relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any of such Indemnified Parties is a party thereto or whether a Proceeding is initiated by or on behalf of a third party or us or any of our equity holders, affiliates, creditors or any similar person, and to reimburse each Indemnified Party for any reasonable and documented legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnification will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party after the date hereof, and (b) to reimburse or pay, as the case may be, from time to time all reasonable out-of-pocket expenses incurred by the Backstop Party or its affiliates in connection with the transactions contemplated by this Backstop Commitment Letter and any related documentation (collectively, “Transaction Expenses”), including all reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, counsel to certain Backstop Parties, and up to one local counsel in any relevant jurisdiction).  No Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, provided that each Backstop Party employs the same standard of care to protect the confidentiality of the Company’s information as it employs to protect its own information.  Neither the Company nor the Backstop Party shall be liable for any special, indirect, punitive or consequential damages in connection with its activities related to this Backstop Commitment Letter or the Second Lien Term Loan Facility except to the extent such damages would otherwise be subject to indemnity hereunder.

We acknowledge and agree that (a) no fiduciary, advisory or agency relationship between any of the Company Parties, on the one hand, and the Backstop Party, on the other hand, is intended to be or has been created in respect of the Second Lien Term Loan Facility or any of the transactions contemplated by this Backstop Commitment Letter, irrespective of whether the Backstop Party has advised or is advising any of the Company Parties on other matters, (b) the Backstop Party, on the one hand, and the Company Parties, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do the Company Parties rely on, any fiduciary or other implied duty on the part of the Backstop Party, (c) each of the Company Parties is capable of evaluating and understanding, and we understand and accept, the terms, risks and conditions of the Second Lien Term Loan Facility and the other transactions contemplated by this Backstop Commitment Letter, and have sought independent legal advice from counsel of the Company Parties’ choice with respect to the foregoing, (d) the Company Parties have been advised that the Backstop Party is engaged in a broad range of transactions that may involve interests that differ from the Company Parties’ interests and that the Backstop Party has no obligation to disclose such interests and transactions to the Company Parties by virtue of any fiduciary, advisory or agency relationship and (e) the Company Parties waive, to the fullest extent permitted by law, any claims any of them may have against the Backstop Party for breach of fiduciary duty, alleged breach of fiduciary duty or other implied duty and agree that the Backstop Party shall have no liability (whether direct or indirect) to any of the Company Parties in respect of such a fiduciary or other implied duty claim or to any person asserting a fiduciary or other implied duty claim on behalf of or in right of any of the Company Parties, including their respective stockholders, employees or creditors.  Additionally, we acknowledge and agree that the Backstop Party is not advising any of the Company Parties as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  The Company Parties shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the Second Lien Term Loan Facility and the transactions contemplated hereby, and the Backstop Party shall have no responsibility or liability to any Company Party with respect thereto.

We acknowledge that the Backstop Party and its affiliates may be providing debt financing, equity capital or other services (including but not limited to financial advisory services) to other companies in respect of which we may have conflicting interests regarding the Second Lien Term Loan Facility or the transactions described herein and otherwise.  None of the Backstop Party or any of its affiliates will use confidential information obtained from the Company Parties by virtue of the transactions contemplated by this Backstop Commitment Letter or their other relationships with the Company Parties in connection with the performance by the Backstop Party or any of its affiliates of services for other companies, and the Backstop Party or any of its affiliates will not furnish any such information to other companies. We also acknowledge that neither the Backstop Party nor any of its affiliates has any obligation to use in connection with the Second Lien Term Loan Facility or the transactions contemplated by this Backstop Commitment Letter, or to furnish to the Company or its subsidiaries or representatives, confidential information obtained by the Backstop Party or any of its affiliates from any other company or person.

The obligations of the Company to (i) enter into the Definitive Documentation, including the Second Lien Term Loan Facility, and to issue the New Shares and (ii) deliver the Backstop Shares to the Backstop Party are subject to the satisfaction of the following conditions precedent:  (a) no judgment, injunction, decree or other order issued by a court of competent jurisdiction or other competent governmental or regulatory authority shall prohibit the substantial consummation of the material transactions contemplated by the Restructuring, (b) no action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued in each case by any federal, state or foreign governmental or regulatory authority that, as of the Closing Date, prohibits the Company from issuing the New Shares, and no injunction or order of any federal, state or foreign court shall have been issued that, as of the Closing Date, prohibits the delivery of the New Shares, (c) the Effective Date of the Lee Support Agreement and the Effective Date of (and as defined in) the Pulitzer Support Agreement shall have occurred and no Termination Date under (and as defined in) either Support Agreement with respect to the Company Parties shall have occurred which shall have caused the termination of either Support Agreement in its entirety, (d) the Backstop Party shall not have breached its express obligation hereunder in respect of its commitment to convert its Existing Loans (subject to the terms and conditions of such commitment set forth in this Backstop Commitment Letter) in any material respect, (e) if applicable, the Company shall have received the Conversion Payment Notice certifying as to the amount of Backstop Cash the Backstop Party will pay to the Company in respect of the Conversion Amount, (f) each Other Backstop Party shall have fulfilled (or shall substantially concurrently fulfill) its obligation in respect of its commitment to convert its Existing Loans (each, an “Other Backstop Commitment”) expressly set forth in (and subject to the terms and conditions of such commitment set forth in) the separate backstop commitment letter between such Other Backstop Party and the Company of even date herewith on substantially the same terms as set forth herein and reasonably acceptable to the Backstop Party (each, an “Other Backstop Commitment Letter”), (g) the Backstop Party shall have paid the Backstop Cash, if any, to an account or accounts designated to Backstop Party by the Company prior to the Closing Date, and (h) following commencement of the Bankruptcy Cases, the Confirmation Order shall have been entered by the Bankruptcy Court and such order shall not have been appealed within fourteen (14) calendar days following entry or, if such order is appealed, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacatur, in whole or in part, of the Confirmation Order (such conditions set forth in clauses (a), (b), (c), (f), (g) and (h) of this sentence, the “Specified Lee Conditions”).

The Company represents and warrants to the Backstop Party as set forth below, in each case as of the date hereof and as of the Closing Date (except to the extent expressly limited to a specified date below):  (a) the Company and each of its subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of their respective jurisdictions of incorporation, with the requisite power and authority to own its properties and conduct its business as currently conducted, (b) the Company Parties have the requisite corporate power and authority to enter into, execute and deliver this Backstop Commitment Letter and to perform their obligations hereunder, and have taken, or (in the case of performance only), prior to the Closing Date, will have taken, all necessary corporate action required for the due authorization, execution, delivery and performance by them of this Backstop Commitment Letter, including entry into the Definitive Documentation and issuance of the New Shares, (c) this Backstop Commitment Letter has been duly and validly executed and delivered by the Company Parties and constitutes the valid and binding obligation of the Company Parties, enforceable against the Company Parties in accordance with its terms, (d) on the Closing Date, the issuance of the New Shares, including the Backstop Shares, will be duly and validly authorized and, when the Backstop Shares are issued and delivered against conversion of the Backstop Parties’ Existing Loans and, if necessary, payment of Backstop Cash in the Conversion Amount hereunder, will be duly and validly issued, fully paid and non-assessable.

Notwithstanding any investigation at any time made by or on behalf of any party hereto, all representations and warranties made in this Backstop Commitment Letter will survive the execution and delivery of this Backstop Commitment Letter and the closing of the transactions contemplated by this Backstop Commitment Letter.

Neither this Backstop Commitment Letter nor any of the rights, interests or obligations under this Backstop Commitment Letter will be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party.  Notwithstanding the previous sentence, this Backstop Commitment Letter, or any of the Backstop Party’s rights, interests or obligations hereunder, may be assigned, delegated or transferred, in whole or in part, by the Backstop Party to (i) any Affiliate (as defined in Rule 12b-2 under the Exchange Act) of the Backstop Party over which the Backstop Party or any of its Affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights without the consent of the Company or (ii) any Consenting Lender approved by the Company (such approval not to be unreasonably withheld or delayed); provided that any such assignee assumes all such assigned, delegated and transferred rights, interests and obligations of that Backstop Party hereunder and agrees in writing to be bound by the terms of this Backstop Commitment Letter in the same manner as the Backstop Party to the extent of its rights, interests and obligations so assigned. Notwithstanding the foregoing or any other provision herein, no such assignment to an Affiliate will relieve the Backstop Party of its obligations hereunder if such Affiliate assignee fails to perform such obligations but the Backstop Party shall have no such obligations in respect of permitted assignees which are not Affiliates.

This Backstop Commitment Letter (including the documents and instruments referred to in this Backstop Commitment Letter) is not intended to and does not confer upon any person, other than the parties hereto (and Indemnified Parties) and their successors and permitted assigns, any rights or remedies under this Backstop Commitment Letter. This Backstop Commitment Letter may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.  THIS BACKSTOP COMMITMENT LETTER WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF EXCEPT IN RELATION TO MATTERS CONCERNING THE ISSUANCE OF COMPANY STOCK, IN WHICH CASE THE LAWS OF THE STATE OF DELAWARE SHALL APPLY.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS BACKSTOP COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof (or, in the event the Bankruptcy Cases are commenced, the Bankruptcy Court, or any other court having jurisdiction over the Bankruptcy Cases from time to time), in any action or proceeding arising out of or relating to this Backstop Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in New York State or (x) to the extent permitted by law, in such federal court or (y) if the

Bankruptcy Cases are commenced, in the Bankruptcy Court or any other court having jurisdiction over the Bankruptcy Cases from time to time), (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Backstop Commitment Letter or the transactions contemplated hereby in any New York State or federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

This Backstop Commitment Letter and its terms and substance and any other information and work product provided by the Backstop Party or any of its affiliates, employees, officers, attorneys or other professional advisors in connection herewith or therewith (including, without limitation, the Prior Commitment Letter) shall be for the Company Parties’ confidential use only and shall not be disclosed, directly or indirectly, by any Company Party to any other person other than to the Company Parties’ controlling persons, directors, employees, officers, accountants, attorneys and professional advisors directly involved in the consideration of this matter, provided that nothing herein shall prevent the Company Parties from disclosing such information (a) upon the order of any court or administrative agency, (b) upon demand of any regulatory agency or authority, (c) in the Company’s SEC filings, to the extent the Company concludes that it is appropriate to make such disclosure (subject to redaction (to the extent permitted under applicable law) of all information in Schedule I hereto), (d) to the United States Trustee either prior to or following the commencement of the Bankruptcy Cases, or (e) otherwise as required by law. The restrictions contained in the preceding sentence shall apply both before and after this Backstop Commitment Letter has been executed by the Backstop Party.  The Backstop Party agrees, and agrees to cause its respective affiliates, employees, officers, attorneys and other professional advisors, to maintain all non-public information regarding the Company Parties as confidential in accordance with the confidentiality provisions set forth in the Credit Agreement.

The compensation, reimbursement, indemnification, release, confidentiality, jurisdiction and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of whether the Closing Date occurs and the Definitive Documentation is executed and delivered and notwithstanding the termination of this Backstop Commitment Letter, provided that this Backstop Commitment Letter shall in all other respects be superseded by the Definitive Documentation in respect of the Second Lien Term Loan Facility upon the effectiveness thereof.

All notices and other communications in connection with this Backstop Commitment Letter will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice): (a) if to the Backstop Party to:  Goldman Sachs Lending Partners, 200 West Street, New York, NY 10282, Attention: Scott Bynum, Fax: (212) 256-5513, with a copy to: Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, NY 10005, Attention: Matthew Barr, Fax: 212-822-5194, (b) if to the Company, to: Lee Enterprises, Incorporated, 201 N. Harrison Street, Suite 600 Davenport, Iowa 52801, Attention: General Counsel, Fax: 563-327-2600, with copies to: Sidley Austin LLP, One South Dearborn Chicago, Illinois 60603, Attention: Larry J. Nyhan and Michael L. Gold, Fax: 312-853-7036.

This Backstop Commitment Letter (including the agreements attached as exhibits to and the documents and instruments referred to in this Backstop Commitment Letter) constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Backstop Commitment Letter, except that the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties will continue in full force and effect in accordance with their terms.  Furthermore, this Backstop Commitment Letter may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Backstop Commitment Letter may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege pursuant to this Backstop Commitment Letter will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Backstop Commitment Letter, nor will any single or partial exercise of any right, power or privilege pursuant to this Backstop Commitment Letter, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Backstop Commitment Letter.  The rights and remedies provided pursuant to this Backstop Commitment Letter are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

It is acknowledged and agreed by the parties hereto that, any (i) breach by any Company Party of the terms of this Backstop Commitment Letter, or (ii) breach of the Backstop Party’s express obligation to exchange its Existing Loans in accordance with the terms of, and subject to the satisfaction in full of all the conditions referred to in, this Backstop Commitment Letter may give rise to irreparable harm for which money damages may not be an adequate remedy, and, accordingly, in addition to any other remedies, it may be appropriate for the non-breaching party in such circumstances (but in the case of such breach by the Backstop Party, only to the extent all other conditions to the Restructuring have been satisfied in full and it is solely the Backstop Party’s breach that is preventing or materially delaying the occurrence of the Closing Date) to enforce the terms of this Backstop Commitment Letter by a decree of specific performance.

In consideration of, among other things, Backstop Party’s execution and delivery of this Backstop Commitment Letter, each of the Company and the other Company Parties, on behalf of itself and its agents, representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, “Releasors”), hereby forever agrees and covenants not to sue or prosecute against any Releasee (as defined below) and hereby forever waives, releases and discharges, to the fullest extent permitted by law, each Releasee (as defined below) from any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever (collectively, the “Released Claims”), that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, against the Backstop Party in any capacity and its affiliates, subsidiaries, shareholders and “controlling persons” (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors, partners, employees, agents, attorneys and other representatives of each of the foregoing (collectively, the “Releasees”), based in whole or in part on facts, whether or not now known, existing on or before the date hereof, that relate to, arise out of or otherwise are in connection with (i) the Prior Commitment Letter, the Lee Support Agreement (including the Lee Term Sheet) or the Credit Agreement or the transactions contemplated thereby or any actions or omissions in connection therewith, or (ii) any aspect of the dealings, negotiations, or relationships between or among the Company and the other Company Parties, on the one hand, and the Releasees (in any capacity), on the other hand, relating to any or all of the documents, transactions, actions or omissions referenced in clause (i) hereof.  The receipt by the Company or any other Company Party of any Backstop Loans or other financial accommodations made by the Backstop Party after the date hereof shall constitute a ratification, adoption, and confirmation by such party of the foregoing general release of all Released Claims against the Releasees which are based in whole or in part on facts, whether or not now known or unknown, existing on or prior to the date of receipt of any such Backstop Loans or other financial accommodations.  In entering into this Backstop Commitment Letter, the Company and each other Company Party consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity hereof.  In addition, each of the Company and the other Company Parties, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Released Claim released, remised and discharged by the Company or any other Company Party pursuant to the immediately preceding sentence.  If the Company, any other Company Party or any of its successors, assigns or other legal representatives violates the foregoing covenant, the Company and other Company Parties, each for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation. The provisions of this paragraph shall survive the termination of this Backstop Commitment Letter, the Support Agreements, the Definitive Documentation and payment in full of the obligations thereunder.

The Backstop Party hereby notifies the Company Parties that pursuant to the requirements of the U.S.A. PATRIOT ACT (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”), it may be required to obtain, verify and record information that identifies the Company Parties, which information may include the name and address of the Company Parties, and other information that will allow the Backstop Party to identify the Company Parties in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Backstop Commitment Letter by executing and returning this Backstop Commitment Letter to us not later than 5:00 p.m., New York City time, on December 2, 2011.  Unless the Backstop Party, in its sole discretion, agrees to an extension, the commitment of and all other agreements of the Backstop Party hereunder shall automatically terminate:  (a) in the event that the Closing Date does not occur on or before March 11, 2012; or (b) upon (i) automatic termination of either Support Agreement, (ii) termination of the (x) Lee Support Agreement by the Required Consenting Lenders or the (y) Pulitzer Support Agreement by the Required Consenting Noteholders (as defined therein), (iii) the termination by the Company of the Backstop Party as a party to the Lee Support Agreement pursuant to the final sentence of Section 7.12 thereof, or (iv) the occurrence of (x) a Termination Date under (and as defined in) the Lee Support Agreement) or (y) a Termination Date under (and as defined in) the Pulitzer Support Agreement; or (c) immediately following the Closing Date.  In addition, the Backstop Party may by written notice to the Company terminate this Backstop Commitment Letter at any time (i) upon the occurrence and continuance of a Termination Event (x) under the Lee Support Agreement other than under subsections 2.1(c)(ii), 2.1(c)(v), 2.1(c)(xi) or 2.1(c)(xii) thereof or (y) under (and as defined in) the Pulitzer Support Agreement other than under subsections 2.1(vii), 2.1(x), 2.1(xvi) or 2.1(xvii) thereof, (ii) upon any Company Party seeking to terminate this Backstop Commitment Letter in reliance upon the non-satisfaction of any of the Specified Lee Conditions for any purpose hereunder, (iii) upon the failure, inability or refusal of the Company to satisfy any of the Backstop Party Conditions, (iv) upon the effectiveness of any amendment, supplement or other modification of, or waiver or forbearance under, either Support Agreement (including, without limitation, the Lee Term Sheet or the Pulitzer Term Sheet) relating to the terms or conditions of the Second Lien Term Loan Facility (including the New Lee Intercreditor Agreement and the New PD LLC Intercreditor Agreement (each term as defined in the Plan)), in each case (a) prior to the effectiveness of the Second Lien Term Loan Facility and (b) without the prior consent of the Backstop Party, (v) upon any person other than the Backstop Parties receiving an allocation of Second Lien Term Loans in excess of such other person’s pro rata portion of the Second Lien Term Loans as described in the Lee Support Agreement, whether pursuant to any agreement by or with the Company, pursuant to any court order or otherwise unless such excess allocation has first been offered to, and declined by, the Backstop Party, (vi) upon the Backstop Party being advised by the

Company that the aggregate allocation of Second Lien Term Loans to such Backstop Party will be (or otherwise receiving such an allocation which is) less than such Backstop Party’s Minimum Allocation set forth on Schedule I hereto, or (vii) upon the failure of the Company to (i) seek approval by the Bankruptcy Court of this Backstop Commitment Letter within fifteen calendar days following the Petition Date or (ii) obtain the Bankruptcy Court’s approval of this Backstop Commitment Letter on or prior to the effective date of the Plan.  The Company may terminate this Backstop Commitment Letter if the board of directors of the Company determines in good faith based on the advice of outside counsel that proceeding with the transactions contemplated hereby will, or is reasonably likely to, result in a breach of such board’s fiduciary obligations; provided, that if within 180 days subsequent to such a decision the board of directors authorizes the Company to proceed with an alternative transaction that is substantially similar to the Restructuring but which alternative transaction utilizes institutions other than each of the Backstop Parties for the junior capital in such Restructuring, then the Company shall be obligated to pay to each Backstop Party that does not provide junior capital in such alternative transaction a nonrefundable cash fee in an amount equal to 1.50% of such Backstop Party’s Backstop Commitment hereunder, which nonrefundable cash fee shall be payable upon closing of the alternative transaction in full and complete satisfaction of any claim the Backstop Party may have hereunder.

Signature Pages Follow

Very truly yours,

LEE ENTERPRISES, INCORPORATED for itself and the Company Parties

By:
	Name:	Carl G. Schmidt
	Title:	Chief Financial Officer

Accepted and agreed to as of the date first written above by:
GOLDMAN SACHS LENDING PARTNERS

The “Backstop Party” hereunder is the Bank Loan and Distressed Trading Desk in the
Securities Division of Goldman Sachs, acting through Goldman Sachs Lending Partners LLC, and this Backstop Commitment Letter shall only be binding upon such Bank Loan and
Distressed Trading Desk.

Amended and Restated Backstop Commitment Letter Signature Page

EXHIBIT A

 (Lee Support Agreement)

See Exhibit 10.1 to Current Report on Form 8-K filed on September 12, 2011 and Exhibit 10.2 hereto for Exhibit A (Lee Support Agreement).

EXHIBIT B

(Pulitzer Support Agreement)

See Exhibit 10.1 hereto for Exhibit B (Pulitzer Support Agreement).